                                                                  EXHIBIT 10.1b
                             TAX BENEFITS AGREEMENT

          This TAX BENEFITS AGREEMENT (this "Agreement") is entered into as of December 28, 1993 by and among the Federal Deposit Insurance Corporation ("FDIC"), as manager and on behalf of the FSLIC Resolution Fund ("FRF"), which is the transferee of the assets and liabilities of the Federal Savings and Loan Insurance Corporation ("FSLIC"), (the FDIC as manager and on behalf of FRF herein called the "FDIC Manager"), and Bank United of Texas FSB (formerly United Savings Association of Texas FSB), a federal stock savings bank, located in Houston, Texas ("Bank United"), USAT Holdings Inc. ("USAT Holdings"), a savings and loan holding company incorporated under the laws of Delaware of which Bank United is a subsidiary, Hyperion Holdings Inc., a savings and loan holding company incorporated under the laws of the State of Delaware of which USAT Holdings is a subsidiary ("Hyperion Holdings"), and Hyperion Partners L.P., a limited partnership organized under the laws of the State of Delaware of which Hyperion Holdings is a wholly-owned subsidiary ("Hyperion Partners"), (USAT Holdings, Hyperion Holdings, and Hyperion Partners, collectively, the "Holding Companies"). Capitalized terms not otherwise defined herein shall have the meaning set forth in that certain Settlement and Termination Agreement, including exhibits thereto of even date herewith, by and among the FDIC Manager, Bank United and the Holding Companies (the Settlement and Termination Agreement and exhibits thereto hereinafter referred to as the "Settlement and Termination Agreement") and the Assistance Agreement, and the meaning set forth in the Settlement and Termination Agreement shall control in the event of a conflict.

                                R E C I T A L S

         A. FDIC Manager, Bank United and the Holding Companies are parties to that certain Assistance Agreement dated December 30, 1988 (the "Assistance Agreement").

         B. The Assistance Agreement provides for certain payments ("Assistance Payments") to be made by FDIC Manager to Bank United, and sets forth provisions pursuant to which a portion of Net Tax Benefits generated by Assistance Payments are to be paid by Bank United to the FDIC Manager.

         C. Pursuant to the Settlement and Termination Agreement, the parties have agreed to terminate the Assistance Agreement and forego the rights and obligations created therein, in consideration of the payments made, and rights and obligations undertaken, pursuant to the Settlement and Termination Agreement.

         D. The parties desire to set forth herein their understanding and agreement regarding the certain federal and state tax matters contemplated by the Settlement and Termination Agreement.

         E. References herein to the Code are to the Internal Revenue Code of 1986, as amended ("Code").

                                   AGREEMENT

         In consideration of the premises and the mutual covenants and obligations contained herein and in the Settlement and Termination Agreement, the parties agree as follows:

         Section 1. Tax Benefits. For each taxable year of Bank United commencing with the taxable year ending September 30, 1993 and ending with the taxable year ending nearest to September 30, 2003 (each such taxable year being referred to herein as a "Tax Sharing Period"), Bank United shall pay to the FDIC Manager an amount equal to one-third (1/3) of the sum of the Federal Net Tax Benefits (as defined and calculated in accordance with Section 1(c)) and the State Net Tax Benefits (as defined and calculated in accordance with Section 1(d)), (collectively "Net Tax Benefits") if any, realized by Bank United in such year, but in no event shall the amount paid be less than $4 million for the year ended September 30, 1993.

                 (a) Tax Benefit Items. For purposes of this Agreement, the Net Tax Benefits shall be the tax benefits that are attributable to the items described in Sections 1(a)(1), (2) and (3) below ("Tax Benefit Items") and that are either utilized by Bank United to reduce its federal or state income tax liability (all references hereinafter to "state income tax" includes where utilized, franchise or other taxes which are based upon net income and are the equivalent of an income tax) in a given year, as calculated in Section 1(c) and (d) below, or are excluded from federal or state income in a given tax year:

                     (1) The amount of any net operating loss carryovers,
                 any capital loss carryover, and any other carryovers on the Books and Records of United Savings Association of Texas ("Old United") at the Effective Date resulting in a tax deduction from Bank United's gross income;

                     (2) Any cost, expense or loss (i) that is incurred by
                 Bank United, (ii) for which the FRF or the FSLIC has made assistance payments to Bank United pursuant to Section 3(a) of the Assistance Agreement or payments pursuant to the Settlement and Termination Agreement, that are excludable from gross income for federal or state income tax purposes, and
                 (iii) that are deductible on Bank United's federal or state income tax return or reduce the balance of Bank United's bad debt reserves;

                     (3) The sum of (i) the amount of any interest paid to
                 Bank United by the FRF or the FSLIC on the Promissory Notes and (ii) the amount of guaranteed yield assistance payments that Bank United receives under the Assistance Agreement or pursuant to the Settlement and Termination Agreement, that are excludable from gross income for federal or state tax purposes.

                 (b) In applying Sections 1(a)(1) and (2) above, the parties agree to the following:

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                     (1) A loss for federal or state income tax purposes from
                 the sale, exchange, other disposition or charge off, of any of the following assets:

                               (A) purchased servicing;

                               (B) one-to-four family residential mortgage
                         loans that did not as of the Effective Date constitute Covered Assets under the Assistance Agreement; or

                               (C) marketable securities other than the
                         Mortgage Backed Securities Portfolio

where such asset was acquired by Bank United from Old United, was marked-to-market on the Effective Date, and with respect to which a goodwill payment was made pursuant to Section 3(a)(13) of the Assistance Agreement (the "Goodwill Assets"), is a Tax Benefit Item pursuant to Section 1(a)(2) in the following amount:

                          (i) If the amount of such loss is equal to or less than the difference (the "Mark-to-Market Spread") on the Effective Date between the tax basis of such Goodwill Asset and its fair market value, the entire amount of such loss is a Tax Benefit Item.

                          (ii) If the amount of such loss is greater than the Mark-to-Market Spread, the amount of the Tax Benefit Item is limited to the Mark-to-Market Spread.

Solely for purposes of this Agreement, the Mark-to-Market Spread of a Goodwill Asset shall be equal to 19.5% of the tax basis on the Effective Date of such Goodwill Asset. The application of this paragraph is illustrated by the examples set forth in Schedule A attached hereto.

                     (2) No adjustment in a payment due hereunder shall be made by reason of the difference, if any, between the tax basis of an asset acquired from Old United on the Effective Date, and its book value of that date as reflected in the financial records of Old United, except for a difference that is claimed on a federal or state income tax return, or amended return, filed by Bank United or the Consolidated Group, or that results from an adjustment made in an audit of an income tax return by the IRS or the appropriate state taxing authority.

                     (3) The amount of the Tax Benefit Items that are realized
                 through a bad debt deduction attributable to a Covered Asset or to any other asset to the extent of the difference on the Effective Date between the tax basis of such other asset and its fair market value shall be determined by comparing the amount of

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
                 its bad debt deduction for the taxable year with the amount of such deduction that would have been available had its bad debt deduction been computed without taking into account (i) the pre-acquisition bad debt history of Old United (i.e., with respect to the qualifying and non-qualifying loans, the beginning bad debt reserve balances, the charge-off history and loan history, and the reserve balances at the close of the base year (as defined in Section 585(b)(2) of the Code)) and (ii) losses from assets that are reimbursed through capital loss coverage or reimbursable goodwill. In establishing the amount of its bad debt deduction Bank United shall be entitled to use any method, at its sole discretion, as may be permissible under the Code; provided, however, in calculating Net Tax Benefits under this Agreement, Bank United shall use the same method it uses on its tax returns.

                 (c) Federal Net Tax Benefits. The Federal Net Tax Benefits for a taxable year shall be equal to the excess, if any, of:

                     (1) the federal income tax liability for such taxable
                 year (taking into account all carryovers and carrybacks to such year that would have been allowable and assuming that dividends on preferred stock are treated as tax deductible interest expense) which would have been incurred by Bank United or the consolidated group (as defined in Section 1504 of the Code) of which it is a member ("Consolidated Group"), whichever is applicable, if the Tax Benefit Items described in Sections 1(a)(1), (2) and (3) had not been deducted or excluded from income in any taxable year, but without adjustment to the bad debt reserve (provided that federal income tax liability shall not include federal income tax liability imposed on the following: income includable pursuant to the adjustments under
                 Section 481 of the Code agreed to by Old United; income resulting from the recapture of any portion of the bad debt reserve created by Old United where Bank United has not received a corresponding amount of cash or property; gain with respect to any asset acquired from Old United in an amount up to the excess, if any, of the fair market value of such asset on the date of acquisition over the adjusted tax basis of such asset on such date), over

                     (2) the federal income tax liability (including any
                 alternative minimum tax liability) for such taxable year (taking into account all allowable carryovers and carrybacks to such year) actually incurred by Bank United or the Consolidated Group, whichever is applicable.

                 (d) State Net Tax Benefits. The State Net Tax Benefits for a taxable year shall be equal to the excess, if any, of:

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
                     (1) the state income tax liability for such taxable year
                 (taking into account all carryovers and carrybacks to such year that would have been allowable and assuming that dividends on preferred stock are treated as tax deductible interest expense) which would have been incurred by Bank United, or the Consolidated Group, if the Tax Benefit Items described in Sections 1(a)(1), (2) and (3) had not been deducted or excluded from the income in any taxable year but without adjustment to the bad debt reserve, (provided that state income tax liability shall not include state income tax liability imposed on the following: income includable pursuant to adjustments under
                 Section 481 of the Code agreed to by Old United; income resulting from the recapture of any portion of the bad debt reserve created by Old United where Bank United has not received a corresponding amount of cash or property; gain with respect to any asset acquired from Old United in an amount up to the excess, if any, of the fair market value of such asset on the date of acquisition over the adjusted tax basis of such asset on such date), over

                     (2) the state income tax liability for such taxable year
                 (taking into account all allowable carryovers and carrybacks to such year) actually incurred by Bank United, or the Consolidated Group.

                 (e) Timing of Payment. In the case of all payments due hereunder to the FDIC Manager, Bank United shall make payment to the FDIC Manager within 30 days after (i) the date on which Bank United or the Consolidated Group files its federal or state income tax return for the taxable year in which such Net Tax Benefits are realized, or
          (ii) if such Net Tax Benefits are realized as a result of an adjustment on audit or the filing of an amended return, the date on which a refund is received (either by way of a direct payment or a credit against other tax liability) (or if no refund is due, the date of filing the amended return or agreeing to the adjustment), or (iii) if such Net Tax Benefits are realized as the result of adjustment of a net operating loss or capital loss carryover from a prior tax year, the date on which the return showing such adjustment is filed.

                 (f) Cooperation. Bank United and the Holding Companies shall, upon request of the FDIC Manager, provide copies of the federal and state tax returns and amended tax returns of Bank United and members of the Consolidated Group for any Tax Sharing Period and all amended federal and state tax returns of Bank United and members of the Consolidated Group for any tax year prior to the Tax Sharing Period, in each case to the extent that Bank United is included in such tax returns for such Tax Sharing Periods. Upon request of the FDIC Manager, Bank United and the Holding Companies shall provide evidence that Bank United was not included in a particular tax return, and, for tax returns including Bank United, will provide access to supporting workpapers solely to the extent that such workpapers relate to determination of payments due hereunder and copies of selected portions of those workpapers. The FDIC Manager agrees that such tax returns and workpapers shall be kept confidential to the full extent permitted by law

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

          and shall be used by the FDIC Manager solely for the purposes of the Settlement and Termination Agreement. The FDIC Manager, Bank United, and the Holding Companies agree to use their best efforts to cooperate fully with each other and to take all such actions as are necessary to fulfill their respective obligations under this Agreement.

                 (g) Tax Benefit Reports. For each Tax Sharing Period, Bank United shall submit an annual report to the FDIC Manager showing the total Tax Benefit Items available to Bank United in the year covered by such report, the amount of such Tax Benefit Items, if any, utilized during such year and a calculation of the Net Tax Benefits, if any, for such year. Such report shall be in substantially the same form, and reviewed by Bank United's independent auditors to the same extent, as the information furnished by Bank United to the FDIC Manager for the taxable year ending September 30, 1992. Such report, as of the close of each Tax Sharing Period, shall be submitted, regardless of whether any Net Tax Benefits are realized by Bank United with respect to that tax year, within 30 days after the filing of the federal or state income tax return of Bank United or the Consolidated Group for such year, or within 30 days of the filing of any amended federal or state income tax return for such year by Bank United or the Consolidated Group.

         Section 2. Period of Tax Sharing. Except as set forth in Section 5(c) of this Agreement, Bank United shall have no obligation to make any payment to the FDIC Manager hereunder by reason of the utilization of a Tax Benefit Item in a taxable year that is not a Tax Sharing Period. The obligation of Bank United to reimburse the FDIC Manager for utilization of a Tax Benefit Item in a year that is a Tax Sharing Period shall continue until each such Tax Sharing Period is a tax year that is closed under the Code.

         Section 3. Disallowed Tax Benefits. In the event that during a Tax Sharing Period Net Tax Benefits result in credits or payments with respect to
(i) Tax Benefit Items which are subsequently disallowed or that are subsequently determined not to be excluded or that cease to be Tax Benefit Items because it is determined that payments with respect to such Tax Benefits Items are not to be excludable from gross income, or (ii) there are adjustments (including adjustments to net operating loss or capital loss carryovers but not carrybacks) with respect to the return of the Consolidated Group which reduce utilization of such Tax Benefit Items by Bank United or the Consolidated Group, then the Net Tax Benefits for any such Tax Sharing Period shall be recalculated taking into account such reduction in utilization of Tax Benefit Items, and FDIC Manager shall reimburse Bank United for any decrease in Net Tax Benefits to the extent that Bank United has paid the FDIC Manager for such Net Tax Benefits pursuant to Section 1 of this Agreement. In no event shall the FDIC Manager reimburse Bank United pursuant to this Section for adjustments to Net Tax Benefits for the taxable year ending September 30, 1993, to the extent that such reimbursement would cause the total amount paid by Bank United to FDIC Manager for such year, pursuant to Section 1 of this Agreement, to be less than $4 million. The obligation of the FDIC Manager to reimburse Bank United shall continue after the end of the Tax Sharing Periods and until each Tax Sharing Period has become a tax year that is closed

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

under the Code and all payments due Bank United hereunder have been made. Any payments due under this section shall be paid by the FDIC Manager in immediately available funds within 30 days after written request. This section shall not apply with respect to the utilization of Tax Benefit Items in a taxable year that is not a Tax Sharing Period. The application of this section is illustrated by the examples set forth in Schedule B attached hereto.

         Section 4. Effect of Settlement and Termination Agreement. The parties hereto agree that, subject to the provisions of Section 5 hereof, the payment made pursuant to the Settlement and Termination Agreement reflects, among other matters, a full and final settlement of all obligations of Bank United under the Assistance Agreement with respect to all tax years ending on or prior to September 30, 1992. The parties hereto further agree that Bank United shall not have any continuing liability to any person under Section 9 of the Assistance Agreement with respect to all tax years ending on or prior to September 30, 1992 except to the extent provided in Section 5(c) of this Agreement.

         Section 5. Preparation of Tax Returns and Amended Tax Returns of Bank United.

                 (a) Bank United and the Holding Companies shall have the sole authority to determine the position to be taken in the preparation and filing of all tax returns and the position to be taken with respect to all tax matters in dealings with the IRS and appropriate state taxing authorities.

                 (b) Nothing herein shall be construed as limiting or restricting the right of Bank United or the Consolidated Group of which it is a member to amend any tax return.

                 (c) Bank United and the Holding Companies agree that if they amend or make any adjustment to any tax return of Bank United or the Consolidated Group of which it is a member for tax years ending on or prior to September 30, 1992, including any amendments or adjustments required by the Internal Revenue Service or appropriate state taxing authority, and such amendment or adjustment results in additional Net Tax Benefits to which the FDIC Manager or the FSLIC would have been entitled to share pursuant to Section 9 of the Assistance Agreement, then Bank United and the Holding Companies shall pay FDIC Manager in cash an amount equal to one-third of the additional Net Tax Benefits so resulting.

                 (d) The FDIC Manager agrees that if there is an amendment or adjustment to any tax return of Bank United or to the Consolidated Group of which it is a member for tax years ending on or prior to September 30, 1992, including any amendments or adjustments required by the Internal Revenue Service or appropriate state taxing authority, then the Net Tax Benefits for any such tax year, shall be recalculated taking into account such amendment or adjustment, and the FDIC Manager shall reimburse Bank United for any decrease in Net Tax Benefits to the extent that Bank United has paid the FDIC Manager for such Net Tax Benefits pursuant to Section 9 of the Assistance Agreement or pursuant to Section 5 of this Agreement.

                 (e) In no event shall the FDIC Manager reimburse Bank United or the Holding Companies pursuant to this Section 5 for a tax year to the extent that such reimbursement would cause the total amount paid by Bank United and the Holding Companies to FDIC Manager, pursuant to
         Section 9 of the Assistance Agreement and Sections 1 and 5 of this Agreement, to be less than $500,000 for the tax year ending September 30, 1989, $1 million for the tax year ending September 30, 1990, $1.7 million for the tax year ending September 30, 1991, $2.8 million for the tax year ending September 30, 1992 ("minimum payments"). No payment will be due under this Section 5 by Bank United and the Holding companies for a tax year except to the extent that the total amount payable to the FDIC Manager pursuant to Section 9 of the Assistance Agreement and Sections 1 and 5 of this Agreement exceeds the minimum payment for such tax year.

                 (f) Payments or reimbursements due under this Section because of an amendment or adjustment to any tax return of Bank United or the Consolidated Group of which it is a member shall be made in cash not later than 30 days after the filing of such amended return or the finalization of such adjustment to such tax return.

         Section 6. Amendment of Tax Returns of Old United. Each of the FDIC Manager, Bank United, and each Holding Company agrees that it shall not cause, solicit or request Old United or the Consolidated Group of which it is or was a member to file an amended tax return for any taxable year.

         Section 7. Assignment. This Agreement shall be assignable to the same extent, and on the same terms, as the Settlement and Termination Agreement.


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
         IN WITNESS WHEREOF, this agreement has been executed as of the date first above written.

                                              BANK UNITED OF TEXAS FSB


                                              By: /s/ JONATHON K. HEFFRON
                                                  ------------------------------
                                              Name: Jonathon K. Heffron
                                                    ----------------------------
                                              Title: Executive Vice President &
                                                     ---------------------------
                                                     General Counsel
                                                     ---------------------------


                                              FEDERAL DEPOSIT INSURANCE
                                              CORPORATION, as MANAGER
                                              of THE FSLIC RESOLUTION FUND


                                              By: /s/ KEVIN STEIN
                                                  ------------------------------
                                              Name: Kevin Stein
                                                    ----------------------------
                                              Title: Associate Director
                                                     ---------------------------



                                              USAT HOLDINGS INC.


                                              By: /s/ SALVATORE A. RANIERI
                                                  ------------------------------
                                              Name: Salvatore A. Ranieri
                                                    ----------------------------
                                              Title: Vice President
                                                     ---------------------------


                                              HYPERION HOLDINGS INC.


                                              By: /s/ SCOTT A. SHAY
                                                  ------------------------------
                                              Name: Scott A. Shay
                                                    ----------------------------
                                              Title: Vice President
                                                     ---------------------------



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
                                         HYPERION PARTNERS L.P.

                                         By: Hyperion Ventures L.P.,
                                             the general partner

                                             By: SAR Hyperion Corp.,
                                                 a general partner


                                                 By: /s/ SALVATORE A. RANIERI
                                                    ---------------------------
                                                    Salvatore A. Ranieri
                                                    President

                                   SCHEDULE A

Example 1 -    A Goodwill Asset with a tax basis of $100 is subsequently sold for $70. Of the $30 loss, $19.50 is a Tax Benefit Item and
               $10.50 is not a Tax Benefit Item.

Example 2 -    Same as Example 1, except the Goodwill Asset is sold for $90.
               The $10 loss is a Tax Benefit Item.

Example 3 -    Same as Example 1, except the Goodwill Asset is sold for $100 or more. There is no Tax Benefit Item.



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
                                   SCHEDULE B


Example 1 --   In the year 2005, the Internal Revenue Service audits Bank
               United or the Consolidated Group and determines that for the taxable year ending September 30, 2002, Bank United owes an additional $3 million as a result of the disallowance of the utilization of certain Tax Benefit Items. Bank United has made a $1 million payment to the FDIC Manager pursuant to Section 1 of this Agreement as a result of the utilization of these Tax
               Benefit Items. Bank United concedes that the determination by the Internal Revenue Service is correct. Pursuant to Section 3 of the Agreement, the FDIC Manager owes Bank United $1 million.

Example 2 --   In the year 2005, the Internal Revenue Service audits Bank
               United or the Consolidated Group and determines that for the taxable year ending September 30, 2002, Bank United's gross income was $8.8 million less than the amount reported on its tax return (or, alternatively, Bank United's expenses that were not Tax Benefit Items were $8.8 million more than the amount deducted on its tax return). Bank United has made a $1 million payment to the FDIC Manager pursuant to Section 1 of this Agreement as a result of the utilization of these Tax Benefit
               Items. As a result, Bank United would need to utilize $8.8 million less Tax Benefit Items for the taxable year ending
               September 30, 2002 with the result that the FDIC Manager would owe Bank United $1 million ($8.8 million x .34 x .33) which had been previously paid to the FDIC Manager as a result of the utilization of the Tax Benefit Items. The same result would apply if the reduction in income (or increase in deductible expenses) occurred pursuant to the filing of an amended return rather than an audit by the Internal Revenue Service.

Example 3 --   In the year 2005, Bank United owes the Internal Revenue Service
               $3 million as a result of the disallowance of the utilization in the taxable year ending September 30, 2004 of Tax Benefit Items that arose in the taxable year ending September 30, 1992. Bank
               United did not make a payment to the FDIC Manager because it did not have a payment obligation pursuant to Section 1 of this Agreement. The FDIC Manager has no indemnity obligation to Bank
               United under Section 3 of the Agreement.


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